Exhibit 10.39

SEVENTH LEASE MODIFICATION AGREEMENT

Seventh Lease Modification Agreement made as of April 8, 2014, (this “Agreement”) by and between Moklam Enterprises, Inc., a New York corporation with an address at c/o Yuco Management, Inc., 200 Park Avenue, 11th Floor, New York, New York 10166 (hereinafter referred to as “Owner”), and Take-Two Interactive Software, Inc., a Delaware corporation with an address at 622 Broadway, New York, New York 10012 (hereinafter referred to as “Tenant”).

W I T N E S S E T H:

Whereas, Owner is the lessor and Tenant is the lessee under that certain lease agreement dated as of July 1, 2002, as amended by agreement dated July 1, 2002 (the “First Modification”), agreement dated as of November 15, 2002 (the “Second Modification”), agreement dated as of October 14, 2003 (the “Third Modification”), agreement dated as of May 11, 2004 (the “Fourth Modification”),agreement dated as of March 26, 2010 (the “Fifth Modification”) and agreement dated as of January 18, 2012 (the “Sixth Modification”) (such lease agreement, as modified by the First Modification, the Second Modification, the Third Modification, the Fourth Modification, the Fifth Modification and the Sixth Modification is hereinafter referred to as the “Original Lease”) covering the entire third, fourth, fifth and sixth floors and the roof deck in the building known as 622 Broadway, New York, New York (the “Building”), having a term expiring on March 31, 2023; and

Whereas Owner and Tenant desire to further modify and supplement the Original Lease as set forth below, upon and subject to the terms and conditions hereinafter set forth.

Now, therefore, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to further modify and supplement the Original Lease as follows:

1.                                      Definition of Lease.  For purposes of this Agreement, the term “Lease” shall mean the Original Lease as amended by this Agreement, except as may otherwise be specifically indicated in this Agreement or as the context may otherwise require.

2.                                      Tenant’s Additional Restoration Obligations in Lobby and at Sixth Floor.  Effective as of the date hereof (hereinafter, the “Seventh Modification Effective Date”), the following provisions shall be added to and made part of the Lease as Article 103 thereof:

“103.                  Tenant’s Additional Restoration, Maintenance and Repair Obligations in Lobby and at Sixth Floor.

103.1                 Tenant hereby covenants and agrees that, not less than fifteen (15) days prior to the expiration or earlier termination of the term of this Lease, time being of the essence, Tenant shall perform the following restoration work in and to the Premises and the lobby of the Building at Tenant’s sole cost and expense, in a good and workmanlike fashion to Owner’s reasonable satisfaction (hereinafter collectively referred to as “Tenant’s Seventh Modification Restoration Work”): (i)

patch and repair or replace, as necessary, to match the original wood flooring, any wood flooring on the sixth (6th) floor portion of the Premises which shall be damaged or removed in connection with construction and wiring work to be performed by Tenant in or to the Premises subsequent to April 3, 2014 (hereinafter, the “Seventh Modification Tenant’s Work”).  Such restoration work shall include the sanding and application of two (2) coats of polyurethane and sealer to all such patched, repaired and replaced wood flooring; (ii) reconstruct the staircase leading from the sixth (6th) floor portion of the Premises to the exterior roof deck of the Building to its original configuration as it existed prior to the commencement of the Seventh Modification Tenant’s Work, and repair and restore the portions of the Premises and the Building affected by such reconstruction; and (iii) remove all of Tenant’s signage and related lighting in the lobby of the Building and replace the affected wall panels with new wall panels to match the adjacent wall panels, in order to ensure a uniform appearance.  Without limitation of Owner’s other rights and remedies, if Tenant shall fail or refuse to timely perform any of Tenant’s Seventh Modification Restoration Work, Tenant shall immediately be liable to pay to Owner, on demand (whether such demand shall be made prior to, upon or after the expiration or earlier termination of the term of this Lease), as Additional Rent, an amount equal to the sum of (i) the estimated cost of Tenant’s Seventh Modification Restoration Work, as shall be reasonably determined by Owner, plus (ii) an amount equal to fifteen (15) days of Fixed Rent at the rate payable during the last year of the term of this Lease, multiplied by twenty-five (25%) percent.  Further, Tenant’s Plans in respect of the Seventh Modification Tenant’s Work shall incorporate all of the review comments from Bong Yu, P.C. - Engineers & Architects set forth in the Transmittals dated January 9, 2014, February 14, 2014 (revised February 19, 2014) (for 6th Floor) and February 14, 2014 (revised March 12, 2014) (for lobby) which are annexed to this Agreement in Exhibit C.

103.2.              Notwithstanding anything to the contrary set forth in this Lease, and in addition to and without limitation of Tenant’s obligations under the Lease to make, as and when needed, all necessary repairs and improvements to the Premises and the fixtures, appurtenances, equipment and facilities that serve the Premises, Tenant shall also be obligated, at Tenant’s sole cost and expense, to make all necessary repairs and replacements to the new flooring to be installed by Tenant in the lobby and in the Broadway side passenger elevator cabs of the Building as part of the Lobby and Elevator Alterations in order to keep such flooring in good repair, appearance and condition at all times throughout the term of this Lease, such repairs and improvements to be equal in quality to the original work as provided in Section 45.1 of this Lease.

103.3.              The provisions of this Article 103 shall survive the expiration or earlier termination of the term of this Lease.”

3.                                      Tenant Improvement Allowance.  The provisions of paragraph 5 of the Sixth Modification are hereby amended and restated in their entirety, as follows:

“5.                                Tenant Improvement Allowance.

5.1.  During the period commencing on the date this Agreement shall be executed and delivered by the parties and expiring on September 30, 2014 (the “Alterations Outside Completion Date”), subject to extension by reason of Force Majeure (as such term is defined below), Tenant shall perform and substantially complete extensive alterations and improvements constituting Tenant’s Work in and to (i) the Premises and (ii) the Broadway side lobby and passenger elevator cabs in the Building which shall include new wall finishes, new lobby attendant reception desk, new interior lighting, new stainless steel stair doors, new paint finishes, new flooring and installation of pre-positioned electrical and computer cabling to allow for a new digital tenant directory to be installed in the lobby at a later date, and new paneling, new flooring and new lighting in the elevator cabs (all of such alterations and improvements in and to the Premises and the Broadway side lobby and passenger elevator cabs in the Building are hereinafter collectively referred to as “Tenant’s Alterations”, and the portion of Tenant’s Alterations consisting of such alterations and improvements to the Broadway side lobby and passenger elevator cabs in the Building which are expressly specified and set forth above are hereinafter collectively referred to as the “Lobby and Elevator Alterations”), costing not less than a minimum of $3,500,000.00 for all of Tenant’s Alterations. Such minimum required cost of Tenant’s Alterations in the amount of $3,500,000.00 shall be inclusive of (a) reasonable costs incurred by Tenant to perform the Lobby and Elevator Alterations at a minimum cost of $350,000.00 and (b) so-called “soft costs” such as costs for architectural fees and engineering fees (limited for purposes of meeting such required minimum cost to the sum of $270,000.00). The reasonable cost of the Lobby and Elevator Alterations, performed at a minimum cost of $350,000.00, together with soft costs not exceeding the sum of $270,000.00, are hereinafter collectively referred to as the “Included Costs”.  In accordance with the applicable provisions of the Lease, Tenant shall submit to Owner, for Owner’s review and approval, proposed complete and detailed architectural, electrical, plumbing, mechanical and engineering plans and specifications in respect of Tenant’s Alterations.  Tenant shall not commence Tenant’s Alterations unless and until Tenant shall have received Owner’s final written approval of Tenant’s plans and specifications in respect thereof in accordance with the applicable provisions of the Lease.  Tenant’s contractors for the performance of Tenant’s Alterations shall be reputable, licensed, third party contractors reasonably satisfactory to Owner.

5.2.  Owner shall contribute up to, but not more than, the aggregate sum of $2,250,000.00  in connection with the performance by Tenant of Tenant’s Alterations, by payment to Tenant of a tenant improvement allowance commencing after the completion of Tenant’s Alterations, as more particularly set forth in Section 5.3 below.  Notwithstanding anything set forth herein to the contrary, Owner shall not be obligated to pay or contribute more than $2,250,000.00 on account of any of Tenant’s Alterations, except as expressly set forth in, and subject to the terms and conditions set forth in, Sections 5.7 and 5.8 below.

5.3.  Subject to and conditioned upon Tenant’s substantial completion by the Alterations Outside Completion Date, time being of the essence, of Tenant’s Alterations costing not less than a minimum of $3,500,000.00, inclusive of the Included Costs, and otherwise in accordance with all of the applicable provisions of the Lease including, without limitation, all of the provisions of this Section 5, an amount (“Tenant’s Improvement Allowance”) equal to $2,250,000.00, shall be paid to Tenant in nine (9) equal, consecutive, monthly installments of $250,000.00 each on or about the tenth (10th) day of each calendar month commencing as of the date (hereinafter, the “Tenant’s Improvement Allowance Commencement Date”)  which shall be the tenth (10th) day of the calendar month (but in no event earlier than October 10, 2014) immediately following the date that Owner shall have received all of the following documents from Tenant (collectively, the “Alterations Completion Documents”): (i) a certificate signed by Tenant and Tenant’s architect certifying (1) that Tenant’s Alterations have been completed in accordance with the plans and specifications approved by Owner, (2) the aggregate amount paid by Tenant for the performance of Tenant’s Alterations and (3) that Tenant has paid in full for all costs incurred in connection with Tenant’s Alterations; (ii) subject to the provisions of Section 5.4 below, lien waivers and paid receipts from all contractors, subcontractors, materialmen and other persons with respect to all work done or supplies or equipment furnished in respect of Tenant’s Alterations as set forth in the aforementioned certification, and evidence reasonably satisfactory to Owner to the effect that there has not been, and shall not be, filed with respect to the Building or any part thereof or any improvement thereon, any mechanic’s or other like liens arising out of Tenant’s Alterations; and (iii) all approvals, certificates and sign-offs required by any and all governmental and municipal entities having or asserting jurisdiction over the Building or the performance of Tenant’s Alterations.  The Alterations Completion Documents must be reasonably satisfactory to Owner in form and substance; provided, that if Tenant shall have delivered all of the Alterations Completion Documents to Owner prior to the Alterations Outside Completion Date but Owner gives notice to Tenant that any of the Alterations Completion Documents which shall have been submitted by Tenant prior to the Alterations Outside Completion Date has not been properly executed or is not in the proper form, then Tenant shall have a reasonable period of time after receipt of such notice (not to exceed 30 days) to deliver a replacement for such document which shall be reasonably satisfactory to Owner, and the Alterations Outside Completion Date shall be extended for such reasonable period of time (not to exceed 30 days after Tenant’s receipt of such notice) solely for purposes of permitting Tenant to submit such replacement document.  In no event shall Tenant be entitled to more than one (1) notice from Owner nor shall the Alterations Outside Completion Date be extended more than one (1) time pursuant to the provisions of the preceding sentence.  The monthly payments of the Tenant’s Improvement Allowance by Owner to Tenant shall be subject to and conditioned upon Tenant being current in the payment of all Fixed Rent and Additional Rent under the Lease and upon Tenant not being in default under any provision of the Lease.  Notwithstanding anything to the contrary in the Lease or this Section 5, if by the Alterations Outside Completion Date, time being of the essence, Tenant shall fail to (i) substantially complete Tenant’s Alterations costing not less than a minimum of $3,500,000.00, inclusive of the Included Costs, (ii) deliver to Owner all of the Alterations Completion Documents or (iii) pay in full for all costs incurred by Tenant in connection with Tenant’s Alterations, then in any such event, Tenant hereby waives Tenant’s Improvement Allowance or any other consideration with regard to Tenant’s Alterations.  The cost, on an itemized basis, incurred by Tenant for the performance of each of the various components or items of Tenant’s Alterations shall be limited to a commercially reasonable amount to the extent such amount is included in the aggregation of costs for purposes of meeting the minimum required aggregate cost of $3,500,000.00.  Further, notwithstanding anything to the contrary in the Lease or this Section 5, if the reasonable cost of the Lobby and Elevator Alterations which shall be completed and paid for by Tenant by the Alterations Outside Completion Date, time being of the essence, shall be less than $350,000.00, then the amount by which the reasonable cost of the Lobby and Elevator Alterations which shall be completed and paid for by Tenant by the Alterations Outside Completion Date, time being of the essence, shall be less than $350,000.00 (such amount is hereinafter referred to as the “Lobby and Elevator Alterations Shortfall”) shall be deducted from Tenant’s Improvement Allowance, and Tenant hereby waives any and all rights to receive any payment or other consideration with regard to the Lobby and Elevator Alterations Shortfall.  Owner and Tenant hereby acknowledge and confirm that, as of September 30, 2013: (i) Tenant has completed Tenant’s Alterations costing $2,025,618.54, as reflected in Exhibit B to the Seventh Lease Modification Agreement dated as of April 8, 2014 between Owner and Tenant in respect of the Lease; and (ii) none of the Tenant’s Alterations which have been completed as of September 30, 2013, as reflected on said Exhibit B, constitute Lobby and Elevator Alterations.

5.4                               If during the period that Tenant’s Alterations shall be performed, Tenant shall have a good faith bona fide dispute with any contractor, subcontractor or materialman who or which has performed services or provided materials in connection with Tenant’s Alterations (hereinafter collectively referred to as the “Disputing Contractors” and individually as a “Disputing Contractor”)  and, by reason of such dispute and notwithstanding Tenant’s exercise of Tenant’s best efforts and Tenant’s written offer to tender to such Disputing Contractor the appropriate amount due to such Disputing Contractor, Tenant shall be unable to obtain a lien waiver for the appropriate amount due from such Disputing Contractor by the Alterations Outside Completion Date, then subject to the terms and conditions hereinafter set forth in this Section 5.4, Tenant shall have the right to deliver to Owner, prior to the Alterations Outside Completion Date, in lieu of such lien waiver, a cash deposit (hereinafter, the “Lien Deposit”) to be held `by Owner as an additional cash security deposit under the Lease (except that no interest shall accrue or be paid thereon).  The Lien Deposit shall be in an amount to be determined by Owner, in its sole judgment exercised in good faith, based upon Owner’s review of true and complete copies of all pertinent documentation relating to such dispute with the Disputing Contractor which shall be provided by Tenant to Owner, equal to the product of

(i) the aggregate amount which such Disputing Contractor shall claim is owed to such Disputing Contractor by Tenant multiplied by (ii) 125%.  The Lien Deposit may be used and applied by Owner in the same manner as the cash security deposit(s) and the proceeds of the letter(s) of credit currently maintained as security under the Lease pursuant to the terms of the Lease including, without limitation, in payment of the costs necessary for Owner to discharge any mechanics lien(s) which may at any time be filed against the Premises or the Building by the Disputing Contractor.  The unapplied portion of the Lien Deposit shall be returned to Tenant within forty-five (45) days after Owner shall have determined, in its sole judgment exercised in good faith, that (i) a final waiver of lien in the appropriate form and amount from such Disputing Contractor has been duly executed and delivered to Owner and (ii) any and all mechanics liens which shall have been filed by such Disputing Contractor arising out of Tenant’s Alterations have been duly discharged of record, without application of the Lien Deposit, and at no cost or expense to Owner.  However, nothing set forth in the immediately preceding sentence or elsewhere in this Agreement shall be deemed to waive, impair or otherwise affect Owner’s right to apply all or any portion of the Lien Deposit in accordance with the provisions of the Lease including, without limitation, in accordance with the provisions of this Section 5.4.  Notwithstanding the foregoing provisions of this Section 5.4 or anything to the contrary in the Lease, (i) in no event shall Tenant have the right to deliver a Lien Deposit in lieu of a lien waiver as hereinabove provided if the amount of such Lien Deposit, as shall be determined by Owner in Owner’s sole, good faith judgment as provided above, shall exceed the sum of $50,000.00,  (ii) in no event shall Tenant have the right to deliver more than one (1) Lien Deposit for any Disputing Contractor and (iii) in no event shall Tenant have the right to deliver Lien Deposits for more than two (2) Disputing Contractors.

5.5                               If Tenant shall exercise its right to deliver a Lien Deposit in lieu of a lien waiver as provided in Section 5.4 above, then notwithstanding the provisions of Section 5.3 above, the Tenant’s Improvement Allowance Commencement Date shall be extended to the date which shall be the first day of the calendar month immediately following the date that Tenant shall become entitled to a return of the Lien Deposit(s) pursuant to the provisions of Section 5.4 above, as shall be determined by Owner in Owner’s sole judgment, exercised in good faith; provided, however, that in no event shall the Tenant’s Improvement Allowance Commencement Date ever be earlier than the date thereof determined in accordance with the provisions of Section 5.3 above without regard to the provisions of this Section 5.5.

5.6                               For the avoidance of doubt, Owner and Tenant hereby acknowledge and agree that Tenant may satisfy its restoration obligations with respect to the wood flooring on the third floor of the Premises under Article 102 of the Lease at the time Tenant performs Tenant’s Alterations or at any other time which is not less than ten (10) days prior to the expiration or earlier termination of the term of the Lease; provided, however, that upon the expiration or earlier termination of the term of the Lease, Tenant shall nevertheless be obligated to deliver the wood flooring on the third floor of the Premises in its original, “like-new” condition regardless of when Tenant shall satisfy such restoration obligations.

5.7.                            Provided and on condition that (i) Tenant shall complete Tenant’s Alterations costing not less than a minimum of $3,500,000.00, inclusive of the Included Costs, and otherwise in accordance with all of the applicable provisions of the Lease including, without limitation, all of the provisions of this Section 5, by the Alterations Outside Completion Date and, consequently, Tenant shall become entitled to payment of Tenant’s Improvement Allowance, and (ii) by the Alterations Outside Completion Date, Tenant shall also complete additional Tenant’s Alterations costing not less than a minimum of $250,000.00 which are limited exclusively to alterations and improvements to the infrastructure of the Premises such as new flooring, lighting, electrical wiring and built-in air conditioning equipment (and specifically excluding any sanding or re-finishing of flooring, cabling, IT work, installation of audio-visual, computer or electronic equipment, furniture or furnishings of any kind, cosmetic work, architectural, engineering or other professional fees, or other “soft costs”) which shall be reasonably approved by Owner (such items of additional Tenant’s Alterations are hereinafter referred to as the “Tenant’s Additional Alterations”), then Tenant shall be entitled to an additional tenant improvement allowance as more particularly set forth in Section 5.8 below in respect of the Tenant’s Additional Alterations.   In accordance with the applicable provisions of the Lease, Tenant shall submit to Owner, for Owner’s review and approval, proposed complete and detailed architectural, mechanical, electrical, plumbing and engineering plans and specifications in respect of Tenant’s Additional Alterations.  Tenant shall not commence Tenant’s Additional Alterations unless and until Tenant shall have received Owner’s final written approval of Tenant’s plans and specifications in respect thereof in accordance with the applicable provisions of the Lease.  Tenant’s contractors for the performance of Tenant’s Additional Alterations shall be reputable, licensed, third party contractors reasonably satisfactory to Owner.

5.8.                            Subject to and conditioned upon Tenant’s completion by the Alterations Outside Completion Date, time being of the essence, of Tenant’s Additional Alterations costing not less than a minimum of $250,000.00, and otherwise in accordance with all of the applicable provisions of the Lease including, without limitation, all of the provisions of this Section 5, an amount equal to $250,000.00 (“Tenant’s Additional Improvement Allowance”) shall be paid by Owner to Tenant on or about the tenth (10th) day of the tenth (10th) calendar month immediately following the date that Owner shall have received all of the Alterations Completion Documents relating to the Tenant’s Additional

Alterations (but in no event earlier than April 10, 2015). All of the Alterations Completion Documents relating to the Tenant’s Additional Alterations must be reasonably satisfactory to Owner in form and substance; provided, that if Tenant shall have delivered all of the Alterations Completion Documents relating to the Tenant’s Additional Alterations to Owner prior to the Alterations Outside Completion Date but Owner gives notice to Tenant that any of the Alterations Completion Documents relating to the Tenant’s Additional Alterations which shall have been submitted by Tenant prior to the Alterations Outside Completion Date has not been properly executed or is not in the proper form, then Tenant shall have thirty (30) days after receipt of such notice to deliver a replacement for such document that is reasonably satisfactory to Owner, and the Alterations Outside Completion Date shall be extended for such reasonable period of time (not to exceed 30 days after Tenant’s receipt of such notice) solely for purposes of permitting Tenant to submit such replacement document.  In no event shall Tenant be entitled to more than one (1) notice from Owner nor shall the Alterations Outside Completion Date be extended more than one (1) time pursuant to the provisions of the preceding sentence.  The payment of the Tenant’s Additional Improvement Allowance by Owner to Tenant shall be subject to and conditioned upon Tenant being current in the payment of all Fixed Rent and Additional Rent under the Lease and upon Tenant not being in default under any provision of the Lease.  Notwithstanding anything to the contrary in the Lease or this Section 5, if by the Alterations Outside Completion Date, time being of the essence, Tenant shall fail to (i) complete Tenant’s Additional Alterations costing not less than a minimum of $250,000.00, (ii) deliver to Owner all of the Alterations Completion Documents relating to the Tenant’s Additional Alterations, or (iii) pay in full for all costs incurred by Tenant in connection with Tenant’s Additional Alterations, then in any such event, Tenant hereby waives Tenant’s Additional Improvement Allowance or any other consideration with regard to Tenant’s Additional Alterations. The cost, on an itemized basis, incurred by Tenant for the performance of each of the various components or items of Tenant’s Additional Alterations, shall be limited to a commercially reasonable amount to the extent such amount is included in the aggregation of costs for purposes of meeting the minimum required aggregate cost of $250,000.00.”

5.9.                            Inasmuch as Tenant’s Alterations and Tenant’s Additional Alterations constitute Tenant’s Work, and are accordingly subject to the provisions of Article 44 of the Lease as well as all of the other provisions of the Lease which are applicable to Tenant’s Work, Owner and Tenant hereby acknowledge that the requirement set forth in Section 44.1 (a) of the Lease that Owner provide Tenant with Owner’s comments to the proposed work set forth in Tenant’s Plans submitted to Owner within approximately ten (10) business days after Owner’s receipt of Tenant’s Plans shall hereafter apply to Tenant’s submission and Owner’s review of Tenant’s Plans relating to Tenant’s Alterations and Tenant’s Additional Alterations.

4.                                      Delay Consideration.  Tenant hereby acknowledges and confirms that, at Tenant’s request and as an accommodation to Tenant, Owner agreed to delay the commencement by Owner of certain exterior and facade renovation and repair work at the Building, in order to facilitate Tenant’s work schedule in connection with the development and release of the “Grand Theft Auto V” video game by Tenant’s Rockstar division. In consideration for the various costs and damages which have been suffered and incurred by Owner in connection with such delay, Tenant has agreed to pay to Owner the sum of $840,000.00 (the “Delay Consideration”).  The Delay Consideration shall be payable by Tenant, as Additional Rent, in accordance with the following schedule:

Date of Payment	Amount
April 9, 2014	$250,000.00
May 1, 2014	$250,000.00
June 1, 2014	$250,000.00
July 1, 2014	$90,000.00

5.                                      Owner’s Building Improvement Work.

5.1.                            (a)                                 Commencing on a date (hereinafter, the “Owner’s Improvement Commencement Date”) to be determined by Owner (after notice to Tenant for any work involving access to the Premises) and following Owner’s receipt of the Municipal Approvals (as such term is hereinafter defined), Owner shall perform the work generally described on Exhibit A attached hereto in and to the Building (“Owner’s Building Improvement Work”).  Tenant hereby acknowledges and confirms that Tenant has authorized and approved Owner’s Building Improvement Work in all respects.  Subject to and conditioned upon obtaining all permits and municipal approvals which may be necessary in order to perform Owner’s Building Improvement Work (such permits and municipal approvals are hereinafter collectively referred to as the “Municipal Approvals”), Owner shall perform Owner’s Building Improvement Work with reasonable diligence following the date of Owner’s receipt of all of the Municipal Approvals, subject to Tenant Delay and prevention or delay by reason of Force Majeure and without any obligation to employ contractors or labor at overtime or other premium pay rates or to incur any extraordinary or unusual cost or expense in connection therewith.  Owner shall substantially complete Owner’s Building Improvement Work by the date which shall be twelve (12) months after Owner’s Improvement Commencement Date, subject to extension by reason of Tenant Delay and Force Majeure (such outside date of substantial completion of Owner’s Building Improvement Work, as same may be extended as aforesaid, is hereinafter referred to as “Owner’s Improvement Outside Substantial Completion Date”).  Owner may enter the Premises at any reasonable time(s) to perform Owner’s Building Improvement Work, and entry by Owner, its agents, servants, employees or contractors for such purpose shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under the Lease, or impose any liability upon Owner, or its agents, by reason of inconvenience or annoyance to Tenant, or injury to, or interruption of, Tenant’s business, or otherwise.  However, Owner will provide Tenant with at least fifteen (15) days advance notice of a forty (40) consecutive business day construction period for the window replacement portion of Owner’s Building Improvement Work, within which not more than ten (10) consecutive business days of access to the 4th floor and ten (10) consecutive business days of access to the 5th floor will be required.  Tenant will have the option to designate the specific periods of ten (10) consecutive business days within the overall forty (40) consecutive business day construction period that such access to each of the 4th floor and the 5th floor will be permitted in connection with the window replacement portion of Owner’s Building Improvement Work, it being understood that the ten (10) consecutive business day period during which the window replacement work shall be performed on the 4th floor cannot overlap with the ten (10) consecutive business day period during which the window replacement work shall be performed on the 5th floor.  The forty (40) consecutive business day period and the two (2) ten (10) consecutive business day periods referred to hereinabove in this Section 5.1(a) shall each be subject to extension due to occurrences of Tenant Delay and Force Majeure.

(b)                                 With regard to the portion of Owner’s Building Improvement Work relating to the installation of the new freight elevator, Owner shall construct full plywood enclosures surrounding both doors of the freight elevators at each of the 3rd, 4th, 5th and 6th floors of the Premises.  The enclosures will measure approximately five (5) feet by eight (8) feet and will run floor to ceiling.  Owner will provide Tenant with at least fifteen (15) days advance notice of the period during which these enclosures will be constructed and in place, which period will extend for approximately sixteen (16) consecutive weeks, subject to extension due to occurrences of Tenant Delay and Force Majeure.  Owner and Tenant acknowledge that no access to any portion of the Premises should be required to perform any portion of the freight elevator installation work after these enclosures shall be constructed and during the period these enclosures shall be in place, since it is anticipated that substantially all of the freight elevator installation work requiring access to the Premises during this period (other than for the construction of the enclosures) will be confined to the area within the enclosures.

(c)                                  Owner’s Building Improvement Work shall be deemed to constitute Owner’s Renovation Work, as such term is defined in Article 75 of the Lease.  For purposes of this Agreement, the term “Force Majeure” shall mean prevention or delay by reason of strikes or labor troubles, or by any cause whatsoever reasonably beyond the responsible party’s control (other than financial condition), including but not limited to, laws, governmental preemption in connection with a national emergency or by reason of any requirement of any governmental authority or by reason of the conditions of supply and demand which have been or are affected by war or other emergency.

5.2.                            No promise, agreement, representation or warranty, verbal or otherwise, has been made to Tenant by Owner, its agents or employees, and no expenditure for work or materials will be made by or on behalf of Owner in the Premises or the Building, except as herein specifically set forth with respect to Owner’s Building Improvement Work.  Without limitation of the foregoing, Tenant hereby acknowledges that no representation or warranty has been made by or on behalf of Owner as to the date or anticipated date of substantial completion or completion of Owner’s Building Improvement Work.  Except as expressly provided in this Section 4 and in the Lease, Owner shall have no obligation to perform any alterations, installations or other work in or to the Premises or the Building, and Tenant shall continue to accept the Premises, and all fixtures, equipment and appurtenances therein, in their current “as-is, where-is” condition.

5.3.                            Notwithstanding anything to the contrary set forth in the Lease, all of Owner’s Building Improvement Work shall be performed to “building standard”.  The term “building standard” as used herein shall mean such materials and construction and renovation work techniques as Owner may elect to use from time to time, in Owner’s sole and absolute discretion, as part of Owner’s standard construction in the Building.  The term “building standard” shall also take into consideration field conditions as they may exist from time to time and other conditions, restrictions and limitations, whether physical, legal, administrative or otherwise.  Without limitation of the foregoing, in no event shall “building standard” be deemed to include any special, custom or above-building standard work which may have previously been performed by Owner, Tenant or any other tenant or prior tenant of the Building or which may hereafter be performed by Owner, Tenant or any other tenant of the Building.

5.4.                            Subject to the terms hereof, Tenant shall pay to Owner, by official bank check or wire transfer, the sum of eight hundred forty-two thousand five hundred and 00/100 ($842,500.00) dollars, as a non-refundable contribution by Tenant towards the cost of Owner’s Building Improvement Work.  Such amount shall be payable as follows:

(a)                                 on Owner’s Improvement Commencement Date, Tenant shall pay Owner the sum of four hundred twenty thousand and 00/100 ($420,000.00) dollars; and

(b)                                 commencing on the date Owner shall achieve substantial completion of Owner’s Building Improvement Work, as such date shall be reasonably determined by Owner (“Owner’s Improvement Substantial Completion Date”), and on the date which shall be one (1) month thereafter for a total of two (2) such monthly payments, Tenant shall pay to Owner the sum of two hundred eleven thousand two hundred fifty and 00/100 ($211,250.00) dollars per month for a total of four hundred twenty-two thousand five hundred and 00/100 ($422,500.00) dollars.

5.5.                            If Owner’s Improvement Substantial Completion Date shall not occur by Owner’s Improvement Outside Substantial Completion Date, then as Tenant’s sole and exclusive remedy, Tenant shall be entitled, as liquidated damages, to deduct from the amount of the final monthly payment to be made to Owner pursuant to the provisions of Section 5.4(b). above an amount equal to the product of (i) $2,500.00 multiplied by (ii) the number of full weeks in excess of fifty-two (52) weeks that Owner’s Improvement Substantial Completion Date shall extend beyond Owner’s Improvement Outside Substantial Completion Date; provided, however, that the aggregate amount of such liquidated damages shall not exceed the amount of such final monthly payment (i.e., $211,500.00).

6.                                      The provisions of paragraph 8 of the Sixth Modification are hereby amended to provide as follows: (i) Owner’s obligation to perform Owner’s Interior Work is hereby waived by Tenant; and (ii) the date by which Owner shall be obligated to substantially complete Owner’s Exterior Work is extended until the date which shall be eleven (11) months after the later to occur of (a) the date that the facade work currently being performed by Owner to the Broadway side of the Building shall be completed and the scaffolding and sidewalk bridge on the Broadway side of the Building shall be removed and (b) the date that Tenant shall complete the Lobby and Elevator Alterations in accordance with the provisions of paragraph 5 of the Sixth Modification, as amended and restated pursuant to the provisions of paragraph 3 of this Agreement.

7.                                      Brokers.  Owner and Tenant each warrant and represents that there was no broker, finder or like agent instrumental in consummating this Agreement and that such party had no dealings, communications, conversations or prior negotiations with any brokers, finders or like agents concerning the modification of the Lease pursuant to this Agreement.  Each representing party covenants and agrees to pay, indemnify and hold the other party harmless from and against any and all claims for all brokerage commissions, fees or other compensation by any brokers claiming to have dealt with such representing party in connection with this Agreement or arising out of any conversations or negotiations had by such representing party with any brokers concerning the modification of the Lease pursuant to this Agreement, and for any and all costs, expenses (including, without limitation, reasonable attorneys’ fees, disbursements and court costs), liabilities and penalties incurred by the indemnified party in connection with or arising out of any such claims. The provisions of this section shall survive the expiration or earlier termination of the Lease.

8.                                      Negotiation and Execution.  It is specifically acknowledged by the parties that this Agreement is the result of substantive negotiations between the parties and that this Agreement has been executed and delivered by each of the parties upon the advice of independent legal counsel.  It is understood and agreed that all parties shall be deemed to have prepared this Agreement in order to avoid any negative inference that might be drawn against the preparer thereof.

9.                                      Certain Definitions.  Each of the capitalized terms in this Agreement which are not otherwise defined herein shall have the meaning ascribed to such term in the Original Lease.

10.                               Inducement to Owner and Tenant.  As a material inducement to each of Owner and Tenant to execute this Agreement, each party hereby acknowledges and represents to the other party that, to the best of the representing party’s actual knowledge, the other party is not in default of any of the terms, covenants, provisions, warranties, representations and conditions of the Original Lease through the date hereof and that there are no offsets or defenses thereto.

11.                               Ratification.  Except as may be otherwise set forth in this Agreement, all of the terms and provisions of the Lease are hereby ratified and confirmed and shall remain unmodified and in full force and effect.  Additionally, the parties confirm and agree that the two revocable license agreements between the parties dated September 11, 2006 and February 11, 2008, respectively, as amended December 31, 2012, covering additional space in the Building (the “Licensed Premises”), are unaffected by this Agreement and are hereby ratified and confirmed and shall remain unmodified and in full force and effect.

12.                               Successors and Assigns.  The covenants, agreements, terms, provisions and conditions contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns, if any.

13.                               Waiver.  The failure of a party at any time to enforce any provision hereunder shall in no way affect the right of that party thereafter to enforce the same or any other provision of this Agreement; nor shall the waiver by a party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of any such provision or as a waiver of any other provision hereof.

14.                               Modification.  This Agreement may not be modified orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

15.                               Void or Unenforceable Provisions.  If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same force and effect as though the void or unenforceable part had been severed and deleted.

16.                               Inconsistent Provisions.  It is in the intent of the parties that this Agreement and the Original Lease are to be read and construed together, to the extent reasonably possible.  However, in the event of any conflict or inconsistency between the terms and provisions of this Agreement and the terms and provisions of the Original Lease, then the terms and provisions of this Agreement shall govern and be binding.

17.                               Captions.  The captions for each of the sections of this Agreement are inserted for convenience only and shall have no meaning or relevance to the construction or interpretation of this Agreement.

18.                               Conditions to Binding Agreement.  This Agreement shall not be binding upon Owner unless and until at least two originals hereof have been executed by Tenant and counter-executed on behalf of Owner and at least one of such originals shall have been returned to Tenant or Tenant’s attorneys.

In witness whereof, the parties hereto have executed this Agreement as of the day and year first above written.

Witness:	Moklam Enterprises, Inc.

	By:	/s/ Raymond H. Yu
		Name:	Raymond H. Yu
		Title:	President

Take-Two Interactive Software, Inc.

/s/ Teodora Vargas	By:	/s/ Karl Slatoff
Name: Karl Slatoff
Title: President